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American States Financial Corporation                         Exhibit 10.28 (1)
500 North Meridian Street
Indianapolis, IN 46204

April 1, 1997


Robert A. Anker
3603 W. Hamilton Road
Ft. Wayne, IN 46804

Dear Bob:

     Thank you for the substantial contributions you have made to the growth and success of American States Insurance Company ("ASI") and American States Financial Corporation ("ASFC"). As you know, we are seeking a buyer for ASFC, and during this transition, your continued service and loyalty are essential to ASI and ASFC. This letter sets forth our mutual agreement with respect to compensation and benefits matters that otherwise might be of concern to you during the transition. Our objectives are not only to reward you for your past service to ASI, but also to give you an added incentive to remain with ASI and help us reach our goals of achieving the highest possible return to ASFC shareholders and assuring an orderly transition. By fairly compensating you for the personal risk that the potential sale of ASFC entails, we seek to ensure your continuing dedication to your duties and that you will be in a position to work with and advise other ASI and ASFC officers and the Board concerning purchase proposals without being influenced by any uncertainties regarding your own situation.

     As described in detail below, two types of benefits will be provided to you -- automatic change of control benefits and a retention incentive benefit. Retention incentive benefits will be payable after a change of control at the earlier of your completion of a specified period of employment or your termination of employment on or after the end of the term of your employment contract. Please note that the term "change of control"has a specific meaning for purposes of this letter agreement; the meanings of this term and certain other terms are set forth in Exhibit A to this letter.


     Automatic Change of Control Benefits. Automatically upon a change of control of ASFC, you will be entitled to the following benefit enhancements:

     1. Restricted phantom stock units granted to you under the Lincoln National Corporation 1986 Stock Option Incentive Plan will become 100% vested (i.e., nonforfeitable). You will be treated as a retiree under this Plan for all outstanding Options.

     2. All Restricted Stock Awards and Dividend Equivalent Rights granted to you under the American States Financial Corporation Stock Option Incentive Plan ("ASFC Option Plan") will become 100% vested.


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     Retention Incentive Benefits/1997 Option Replacement.  After a change of control of ASFC, you will be entitled to the following retention incentive benefit: upon the earlier of 12 months of employment after the change of control or the termination of your employment on or after the end of the term of your employment contract, you will receive a cash payment equal to a percentage of your base salary. The amount of the payment will be based on the sale price of ASFC common stock; if the price is $34.00 per share or less, the payment will be 50% of your base salary as of the date of this letter. Each $1.00 increase in the sale price of ASFC common stock above $34.00 per share will produce a payment equal to an additional 25% of your base salary as of the date of this letter, with linear interpolation between $1.00 increments. To illustrate this formula, if the sale price is $36.00 per share, you will receive 100% of your base salary; if the sale price is $40.00 per share, you will receive 200% of your base salary. There is no cap on the maximum benefit payable.

     A retention incentive benefit will ordinarily be paid to you in cash within 30 days after you become entitled to the payment. Alternatively, you may elect within 14 days after the date of this letter to defer payment of all or a portion of the retention incentive benefit under the Lincoln National Corporation Executive Deferred Compensation Plan for Employees (or the successor to that plan) ("Deferred Compensation Plan"). To make a deferral election for the retention incentive benefit, please complete the election form attached to this letter as Exhibit B, and return the form to Lynda Van Kirk within 14 days from the date of this letter.

     If there is no change of control of ASFC by March 31, 1998, the Retention Incentive Benefits set out above shall terminate as of such date.

     Employment Contract. Except as otherwise specifically provided in this letter agreement, including Exhibit A, this agreement will not supersede or alter the terms of your employment contract in any manner.

     Other. We will negotiate with any buyer of ASFC to have the buyer assume ASFC's liabilities to pay benefits to you under the Deferred Compensation Plan, if any. If the buyer is unwilling to accept that liability, we will assure that those benefits will be paid.

     Taxes. To the extent that any of the benefits under this letter agreement are taxable to you, income and employment taxes will be withheld from the benefit payments you receive. If you incur any federal excise tax as a result of the payment of any of the benefits provided under this letter agreement (although we believe you will not), ASFC will make an additional cash payment to you to make you whole. That is, ASFC will pay you an amount equal to any federal excise tax you must pay, plus any income tax and employment taxes on the payment from ASFC for the excise tax. ASFC will pay the amount to you within 30 days after you present to the General Counsel of ASI either proof of payment of the excise tax or an assessment from the Internal Revenue Service for the tax.

     If any amount becomes payable under this letter agreement while you are a covered employee as defined in section 162(m) of the Internal Revenue Code and the amount (either alone or in combination with other remuneration) would exceed the limit under that section, ASFC reserves the right to defer the payment until you are no longer a covered employee. In this case, the amount may be unilaterally deferred and credited with interest or other earnings in accordance with the terms of the Deferred Compensation Plan.

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     Mediation/Arbitration.  Generally, ASFC, acting through the Compensation
Committee of its Board or its Chief Executive Officer, will determine whether you are entitled to benefits under this letter agreement (for example, if you terminate employment, whether your termination was for good reason) and the amount of benefits to which you are entitled. If, however, you disagree with any determination regarding your eligibility for benefits or the amount of benefits, the dispute will be resolved through mediation. If mediation fails to resolve the dispute within 60 days after a mediator has been agreed upon (or any other longer period to which you and ASFC agree), the dispute will be settled by arbitration. Please refer to Exhibit A for a description of the arbitration rules that will apply, including the rules for payment of your expenses by ASFC if you are successful in the arbitration.

     Release and Agreement. In consideration for the benefits provided in this letter agreement, prior to the receipt of these benefits, you must sign a release in the form acceptable to ASFC waiving all claims or potential claims against ASI, ASFC, Lincoln National Corporation ("LNC") or any affiliate. In addition, by accepting this letter agreement, you agree to release and waive all rights to any Options granted to you under the ASFC Option Plan which have not vested before the change of control. By accepting this letter agreement, you also agree to retain in confidence any confidential information regarding ASI, ASFC, LNC or any affiliate that you became privy to during your employment, unless you are required by law to divulge that information.

     Board Approval. Because the process of seeking a buyer for ASFC has been evolving very rapidly, and we are eager to provide you with assurance concerning your own situation, we are providing this letter agreement to you before obtaining formal approval of the Compensation Committee of the Board and the Board. Therefore, you should be aware that this agreement is being offered to you subject to the approval of the Compensation Committee and the Board.

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     We are pleased to provide you with the benefits described in this letter agreement in recognition of your service and dedication to ASI and ASFC.
Please sign the attached copy of this letter to confirm your acceptance of this agreement and the benefits provided for you. Kindly return the copy of the letter with your signature to Lynda Van Kirk by the close of business on April 3, 1997.

                                       Sincerely,

                                       /s/ William J. Lawson

                                       William J. Lawson
                                       President
                                       American States Financial Corporation




     In consideration of the foregoing, I, Robert A. Anker, hereby accept the benefits provided under this letter agreement, and I accept and agree to be bound by the terms of this letter agreement. Moreover, I release and waive all my rights to any Options granted to me in 1996 under the ASFC Option Plan that are unvested on the date of a change of control. I further agree that such Options shall automatically be canceled and become null and void upon the occurrence of a change of control.


4/3/97                                 /s/ Robert A. Anker
------                                 --------------------------
Date                                   Signature of Employee



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                                  EXHIBIT A
                        DEFINITIONS AND SPECIAL RULES

I. Definitions. As used in the letter agreement, the following terms have the following meanings.

     1. Affiliate. "Affiliate" means any corporation which directly or indirectly controls or is controlled by or is under common control with ASI, ASFC or LNC. For purposes of this definition, control means the power to direct or cause the direction of management and policies of a corporation through the ownership of voting securities.

     2. Change of Control. "Change of control" means the acquisition by any individual, entity or group (as defined in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the then outstanding shares of common stock of ASFC; provided, however, that the following acquisitions shall not constitute a change of control: (a) any acquisition directly from ASFC other than an acquisition by virtue of the exercise of a conversion privilege, (b) any acquisition by ASFC, or (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by ASFC, or any entity controlled by ASFC.

     3. Per Share Price. "Per share price paid for ASFC common stock in the change of control" or "sale price of ASFC common stock" means the per share price of ASFC common stock paid by the purchaser in the transaction giving rise to the change of control.

II. Special Rules.

     1. Arbitration. Any arbitration under the letter agreement shall be conducted in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by a sole arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sec. 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of the arbitration shall be Indianapolis, Indiana. In any controversy or dispute, regardless of whether the employee or ASFC initiates the controversy or dispute, if the employee provides written notice and presents appropriate vouchers, ASFC will pay all of the employee's legal expenses, including reasonable attorneys' fees, court costs and ordinary and necessary out-of-pocket costs of attorneys, billed to and payable by the employee in connection with the controversy or dispute (i.e., the bringing, prosecuting, defending, litigating, negotiating, or settling of it), but only if (and after) the employee is successful on the merits in the arbitration. Furthermore, if the controversy or dispute is settled, the settlement agreement will provide for the allocation of such expenses, fees and costs between the employee and ASFC.

     2. Successors. References to ASI and ASFC in the letter agreement, including this Exhibit to the letter agreement, shall include and apply to any successor to or assign of ASI or ASFC. Furthermore, the obligations under the letter agreement shall be binding upon and inure to the benefit of the employee, his beneficiary or estate, ASI or ASFC and any successor to ASI or ASFC.

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                                  EXHIBIT B



[Please return this form to Lynda Van Kirk, whether or not you wish to defer. To elect deferral, you must return this form by April 15, 1997.]



                    ASFC 1997 OPTION REPLACEMENT PAYMENT
                           DEFERRAL ELECTION FORM


Print Name
          ---------------------------------------------------------

Social Security #
                 ----------------------------------------


                              DEFERRAL ELECTION

Pursuant to ASFC's letter of April 1, 1997, to me and my acceptance of that letter agreement, I make the following elections with respect to deferring receipt of all or a portion of any 1997 Option Replacement payments to which I may become entitled, with deferral effective as of the date the amount would otherwise be payable (complete the applicable item):

[ ] I elect to defer receipt of _____% (up to 100%) of my 1997 Option Replacement payments.

[ ] I do not wish to defer any portion of my 1997 Option Replacement payments.

I understand that my election set forth above cannot be changed and that the LNC Executive Deferred Compensation Plan for Employees, or the successor to that plan, (the "Plan") will govern all aspects of any deferral elected.

Any amounts that I have elected to defer above may be subject to FICA (social security) tax -- in most cases, the hospital insurance portion of that tax -- at the time I would have become entitled to payment absent a deferral election. I understand that my Employer may reduce the amount of any deferral I have elected to the extent necessary to pay the employee's share of FICA (and the income taxes resulting from paying this share from amounts that otherwise would have been deferred) or any other taxes that my Employer is required to withhold with respect to the deferred amount.

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                             INVESTMENT OPTIONS


I direct my Employer to credit the amount deferred above under the Plan with the earnings which would otherwise accrue on my account had my account been invested as directed below (in multiples of 10%). I understand that the amount of earnings credited will be in accordance with the performance of the LNL Variable Annuity Account C Multi Funds which I have selected. Notwithstanding the preceding, I understand that neither my Employer nor Lincoln National Corporation is under any obligation to effectuate my investment option selection and that such selection shall be treated merely as an expression of my investment preference.



    _____% Money Market Fund               _____% Global Asset Allocation Fund

    _____% Social Awareness Fund           _____% Growth and Income Fund

    _____% Fixed Fund                      _____% Bond Fund

    _____% Managed Fund                    _____% Special Opportunities Fund

    _____% International Fund              _____% Equity-Income Fund

    _____% Aggressive Growth Fund          _____% Capital Appreciation Fund



                 Signature                                        Date



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